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                                THIRD AMENDMENT
                                      TO
                               CREDIT AGREEMENT

This Third Amendment to Credit Agreement (this "Third Amendment"), dated as of December 18, 1996, is among Michigan National Bank, a national banking association, and the other banking institutions listed on Exhibit A attached hereto and who appear as signatories to this Third Amendment (each a "Bank" and collectively the "Banks"), Michigan National Bank, as agent ("Agent"), and Mueller Industries, Inc., a Delaware corporation ("Borrower").

                                   Recitals

The Agent, the Borrower and some of the Banks executed a certain Credit Agreement (the "Credit Agreement") dated as of June 1, 1994, providing for, among other things, the establishment by the Banks for the benefit of the Borrower of a line of credit in the amount of $30,000,000. The Credit Agreement was amended by a First Amendment to Credit Agreement, dated as of December 14, 1994, and by a Second Amendment to Credit Agreement, dated as of June 1, 1995 (the Credit Agreement, as so amended, the "Amended Credit Agreement").

The Borrower has now requested the Banks to consider certain amendments to the Amended Credit Agreement, including an increase in the aggregate principal amount of the loans that can be outstanding at any one time to $100,000,000.00, as well as certain changes in the identity of the banks that are to be parties to the Credit Agreement, and the Banks have consented to such amendments as set forth herein upon the terms and conditions set forth herein.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Amended Credit Agreement.

NOW, THEREFORE, the parties hereto agree that the Amended Credit Agreement shall be amended, effective (unless otherwise specified herein) on and as of December 18, 1996, as follows:

     1. The definition of the term "Agent's Counsel" in Section 1, shall be amended to read in its entirety, as follows: "Agent's Counsel" means Dykema Gossett PLLC, 1577 North Woodward Avenue, Suite 300, Bloomfield Hills, Michigan 48304.

     2. The definition of the term "Borrower's Address" in Section 1, shall be amended to read in its entirety, as follows: "Borrower's Address" means 6799 Great Oaks Road, Suite 200, Memphis, Tennessee 38138."

     3. CD Advances shall no longer be available and, accordingly, all references to "CD Advance," " CD Rate" and "Certificate of Deposit Rate" are hereby deleted from whereever they appear in the Amended Agreement.


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     4.  The definition of the term "Line of Credit Maturity" in Section 1 shall be amended in its entirety to read as follows:

   "Line of Credit Maturity" means December 15, 1999; provided that if Borrower delivers to Agent, on or before September 15, 1997, and each anniversary thereof, Borrower's written request to extend the next December 15 maturity date for the Line of Credit, then the Line of Credit Maturity Date may be extended by written consent of the Requisite Banks, in their sole discretion, for the twelve month period succeeding the existing Line of Credit Maturity, subject to all of the terms and conditions of this Agreement, as the same may be supplemented or amended.

     5. The definition of the term "Ratable Share" in Section 1, shall be amended to read in its entirety, as follows:

   "Ratable Share" means for each Bank the percentage shown on Exhibit A of the Third Amendment, which as to aggregate Advances of the Loan will be limited to the maximum U.S. dollar amount shown on said Exhibit A."

     6. Section 2.1 shall be amended by substituting for the amount "$50,000,000" at the beginning of the sixth line thereof the amount "$100,000,000".

     7. Sections 2.2.1 and 2.2.2 shall be amended in their entirety to read as follows:

     2.2.1 Borrower may select from one of the following interest rate options when requesting an Advance:

         (i) The Prime Rate, less .50%; or
        (ii) LIBOR, plus 0.27%; or
       (iii) The Federal Funds Rate, plus 0.65%.

     2.2.2 Each Advance using the interest rate options set forth in subsection 2.2.1(ii) will be for a specified time period (each an "Interest Period") of one (1) month, two (2) months, three (3) months, or six (6) months, in each instance with a specified due date not later than the Line of Credit Maturity, on which date all outstanding principal and interest related to the Advance will be repaid in full to Agent. Advances may be obtained under the Line of Credit until the Line of Credit Maturity, at which time all principal and interest outstanding on the Line of Credit will be immediately due and payable by Borrower to Agent.


     8. Section 2.4 shall be amended by substituting for the term "fifteen one-hundredths of 1% (0.15%)" at the beginning of the fifth line thereof the term "eleven one-hundredths of 1% (0.11%)".

     9.  Section 2.5 shall be amended in its entirety to read as follows:

     2.5 Use of Proceeds. The proceeds of the Line of Credit Loan will be used by Borrower (i) to finance acquisitions (iii) for letters of credit and (iii) for general corporate purposes.

     10. Section 2.7 shall be amended by substituting for the term "$50,000,000" in the two places in which it appears the term "$100,000,000."
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     11.  Section 3.6.7(a) shall be amended by substituting for the term
"eight-tenths of one percent (0.8%)" in the sixteenth line thereof the term "four hundred eighty-five one-thousandths of 1% (0.485%)" and by adding the following clause to the end of the first sentence thereof: "provided, however, that the aggregate face amount of the Letters of Credit outstanding hereunder at any one time shall not exceed $15,000,000."

     12. A new Section 5.3.14 shall be added at the end of Section 5.3, reading in its entirety as follows:

     5.3.14 Not less than 30 days prior to the consummation of any proposed acquisition which, when aggregated with all other acquisitions consummated directly or indirectly by the Borrower after December 18, 1996, will result in a cumulative increase in the Borrower's Indebtedness as a result of all such acquisitions to be $25,000,000 or more, a proforma management compliance certificate certifying that all covenants set forth in Sections 5 and 6 hereof will be complied with as of the date of such acquisition(s).

     13. Section 5.4.1 shall be amended in its entirety to read as follows:

     Borrower will maintain a minimum Tangible Net Worth of Two Hundred Twenty-Six Million ($226,000,000) Dollars, to be adjusted upward at the end of each fiscal quarter commencing December 28, 1996, by twenty-five percent (25%) of net income after taxes and before dividends for such quarter. Once adjusted upward, the Tangible Net Worth requirement set forth herein will not decrease.

     14.  Section 5.9 shall be amended in its entirety to read as follows:

     5.9 Payment of Indebtedness. Borrower and each of its wholly- owned Subsidiaries (except Mining Remedial Recovery Corporation and its subsidiaries and inter-company indebtedness between Borrower and its wholly owned subsidiary, Alaska Gold Company, Inc.) will pay all of its Indebtedness, promptly when due in accordance with the terms of such Indebtedness, except to the extent that failure to pay such Indebtedness would not constitute an Event of Default under Section
     7.1.4 hereof, and except to the extent a good faith basis exists for delay or non-payment thereof and Borrower or Subsidiary, as the case may be, is contesting in good faith any claim for payment thereof.

     15. A new Section 5.12 shall be added at the end of Section 5, reading in its entirety as follows:

     5.12 Within 60 days after the formation of any new Brass Subsidiary, Borrower shall cause such subsidiary to execute and deliver to the Agent sufficient copies of a guaranty, substantially in the form attached to the Third Amendment as Exhibit 3.5.1(b), together with certified copies of such subsidiary's organizational documents, including resolutions authorizing the execution and delivery of such guaranty, and together with an opinion of counsel for such subsidiary in form and substance satisfactory to the Agent and its counsel.

     16. Schedules 1.1 and 8.2.3 shall be amended in their entirety to read as Schedules 1.1 and 8.2.3, respectively, attached to this Third Amendment.


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     17.  The parties acknowledge and agree that on and as of the date of this Third Amendment NBD Bank ("NBD") is selling and assigning to The First National Bank of Chicago ("FNBC"), and FNBC is purchasing and taking from NBD, all Obligations held by and owed to NBD under the Amended Credit Agreement. On and after the date of this Third Amendment: (a) FNBC shall have all of the rights and obligations of a Bank under the Amended Credit Agreement and the other Loan Documents, (b) FNBC shall assume the Ratable Share previously held by NBD and agrees to the Ratable Share as set forth on Exhibit A attached to this Third Amendment, and (c) NBD shall cease to be a "Bank" under the Amended Credit Agreement and shall have no rights or corresponding obligations under the Amended Credit Agreement and the other Loan Documents.

     18. The parties acknowledge and agree that Mercantile Bank of Kansas City ("MBKC") has sold and assigned to Mercantile Bank National Association ("MBNA"), and MBNA has purchased and taken from MBKC, all Obligations held by and owed to MBKC under the Amended Credit Agreement. On and after the date of this Third Amendment: (a) MBNA shall have all of the rights and obligations of a Bank under the Amended Credit Agreement and the other Loan Documents, (b) MBNA shall assume the Ratable Share previously held by MBKC and agrees to the Ratable Share as set forth on Exhibit A attached to this Third Amendment, and (c) MBKC shall cease to be a "Bank" under the Amended Credit Agreement and shall have no rights or corresponding obligations under the Amended Credit Agreement and the other Loan Documents.

     19. The parties acknowledge and agree that on and as of the date of this Third Amendment LaSalle National Bank ("LNB") and First Bank National Association ("FBNA") are withdrawing as lenders under the Amended Credit
Agreement.   Accordingly, from and after the date of this Third Amendment
LNB and FBNA shall each cease to be a "Bank" under the Amended Credit Agreement and shall have no rights or corresponding obligations under the Amended Credit Agreement and the other Loan Documents.

     20. The parties acknowledge and agree that Bank IV Kansas, N.A. ("Bank IV") has been merged into Boatmen's National Bank (formerly, Boatmen's First National Bank of Kansas City; "Boatmen's") and, accordingly, that Boatmen's has assumed all of the rights and corresponding obligations of Bank IV under the Amended Credit Agreement and the other Loan Documents and the Ratable Share previously held by Bank IV.

     21. The terms and provisions of the Form of Request for Advance attached to the Amended Credit Agreement as Exhibit 2.2.3, the Form of Line of Credit Note attached to the Amended Credit Agreement as Exhibit 2.3 and the Form of Brass Guaranties attached to the Amended Credit Agreement as
Exhibit 3.5.1 shall be revised as necessary to conform to the provisions of this Third Amendment. The Borrower shall execute new Notes and shall cause the Brass Subsidiaries to execute new or amended Brass Guaranties which conform to the provisions of this Third Amendment, such execution (and delivery of such Notes and Brass Guaranties to the Agent) being a condition to the effectiveness of this Third Amendment.

     22. Except as herein provided, the Amended Credit Agreement shall remain in full force and effect, including the provisions of Section 9 thereof which are herein incorporated by this reference.

     23. The Borrower hereby reaffirms the representations and warranties set forth in Section 4 of the Amended Credit Agreement and certifies that no Event of Default has occurred or is existing under the Amended Credit Agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Second
Amendment to be executed and delivered as of the date first hereinabove set forth.

                                            "BORROWER"

                                            MUELLER INDUSTRIES, INC.
WITNESS:
_____________________                       By:_________________________
_____________________                       Its: Executive Vice President

                                            "BANKS"

                                            MICHIGAN NATIONAL BANK
WITNESS:
_____________________                       By:_________________________
_____________________                       Its:  Senior Relationship
                                            Manager

                                            BOATMEN'S NATIONAL BANK
_____________________                       By:_________________________
_____________________                       Its:

                                            THE FIRST NATIONAL BANK
                                            OF CHICAGO
_____________________                       By:_________________________
_____________________                       Its:

                                            MERCANTILE BANK NATIONAL
                                            ASSOCIATION
_____________________                       By:_________________________
_____________________                       Its:

                                            KEY BANK NATIONAL ASSOCIATION
                                            (formerly known as Society
                                            National Bank)
_____________________                       By:_________________________
_____________________                       Its:

                                            "AGENT"

                                             MICHIGAN NATIONAL BANK
_____________________                       By:_________________________
_____________________                       Its:















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                                  EXHIBIT A

THE BANKS AND THEIR COMMITMENTS AND RATABLE SHARES

Name of Bank                                 Commitment      Ratable Share

Michigan National Bank                       $25,000,000           25%

Boatmen's National Bank                      $18,750,000           18.75%

The First National Bank of Chicago           $18,750,000           18.75%

Mercantile Bank National Association         $18,750,000           18.75%

Key Bank National Association                $18,750,000           18.75%

TOTAL                                       $100,000,000          100%